CONTACT:	FOR IMMEDIATE RELEASE
Bryan R. McKeag	July 27, 2020
Executive Vice President
Chief Financial Officer
(563) 589-1994
bmckeag@htlf.com

HEARTLAND FINANCIAL USA, INC. REPORTS QUARTERLY AND YEAR TO DATE RESULTS AS OF JUNE 30, 2020

Highlights and Developments

▪	Quarterly net income of $30.1 million or $0.82 per diluted common share in comparison with $45.2 million or $1.26 per diluted common share for the second quarter of the prior year
▪
Net interest margin of 3.81% (3.85% on a fully tax-equivalent basis, non-GAAP)(1) during the second quarter of 2020, compared to 3.81% (3.84% on a fully tax-equivalent basis, non-GAAP)(1) during the first quarter of 2020 and 4.06% (4.10% on a fully tax-equivalent basis, non-GAAP)(1) during the second quarter of 2019

▪	Efficiency ratio (non-GAAP)[1] of 55.75% compared to 64.13% for the second quarter of 2019
▪	Funded approximately 4,800 Paycheck Protection Program ("PPP") loans totaling $1.20 billion
▪	Arizona Bank & Trust subsidiary entered into a purchase and assumption agreement with Johnson Bank for four banking centers located in Phoenix and Scottsdale, Arizona
▪	Completed the issuance of $115.0 million of preferred equity

	Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income available to common stockholders (in millions)	$30.1	$45.2	$50.2	$76.7
Diluted earnings per common share	0.82	1.26	1.36	2.17

Return on average assets	0.84%	1.55%	0.73%	1.35%
Return on average common equity	7.69	12.56	6.32	11.13
Return on average tangible common equity (non-GAAP)(1)	11.97	19.52	9.95	17.49
Net interest margin	3.81	4.06	3.81	4.09
Net interest margin, fully tax-equivalent (non-GAAP)(1)	3.85	4.10	3.85	4.14
Efficiency ratio, fully-tax equivalent (non-GAAP)(1)	55.75	64.13	58.64	64.52

(1) Refer to "Non-GAAP Measures" in this earnings release for additional information on the usage and presentation of these non-GAAP measures, and refer to the financial tables for reconciliations to the most directly comparable GAAP measures.

"Heartland had a very successful second quarter, which was driven by a solid net interest margin and strong efficiency ratio. In addition, we funded $1.2 billion of Paycheck Protection Program loans, announced the purchase of four banking centers in Phoenix and Scottsdale, Arizona and issued $115 million of preferred stock during the quarter."
Bruce K. Lee, president and chief executive officer, Heartland Financial USA, Inc.

Dubuque, Iowa, Monday, July 27, 2020-Heartland Financial USA, Inc. (NASDAQ: HTLF) today reported the following quarterly results:
•net income available to common stockholders of $30.1 million, or $0.82 per diluted common share, for the quarter ended June 30, 2020, compared to $45.2 million, or $1.26 per diluted common share, for the second quarter of 2019.
•excluding tax-effected provision for credit losses of $21.2 million and tax-effected acquisition, integration and restructuring costs of $532,000, adjusted net income available to common stockholders (non-GAAP) was $51.8 million, or $1.40 of adjusted earnings per diluted common share (non-GAAP) for the second quarter of 2020, compared to $49.8 million (non-GAAP), or $1.39 of adjusted earnings per diluted common share (non-GAAP), for the second quarter of 2019, which excluded tax-effected provision for credit losses of $3.9 million and tax-effected acquisition, integration and restructuring costs of $734,000.
•return on average common equity was 7.69% and return on average assets was 0.84% for the second quarter of 2020, compared to 12.56% and 1.55%, respectively, for the same quarter in 2019.
•return on average tangible common equity (non-GAAP) of 11.97% and adjusted return on average tangible common equity (non-GAAP) of 20.02% for the second quarter of 2020 compared to 19.52% and 21.41%, respectively, for the second quarter of 2019.

Heartland reported the following results for the six months ended June 30, 2020:
•net income available to common stockholders of $50.2 million or $1.36 per diluted common share, for the six months ended June 30, 2020, compared to $76.7 million or $2.17 per diluted common share for the six months ended June 30, 2019.
•excluding tax-effected provision for credit losses of $38.2 million and tax-effected acquisition, integration and restructuring costs of $1.6 million, adjusted net income available to common stockholders (non-GAAP) was $90.0 million, or $2.44 of adjusted earnings per diluted common share (non-GAAP), for the six months ended June 30, 2020, compared to $85.4 million (non-GAAP), or $2.42 of adjusted earnings per diluted common share (non-GAAP), for the six months ended June 30, 2019, which excluded tax-effected provision for credit losses of $5.2 million and tax-effected acquisition, integration and restructuring costs of $3.6 million.
•return on average common equity was 6.32% and return on average assets was 0.73% for the first six months of 2020, compared to 11.13% and 1.35%, respectively, for the same period in 2019.
•return on average tangible common equity (non-GAAP) of 9.95% and adjusted return on average tangible common equity (non-GAAP) of 17.19% for the six months ended June 30, 2020, compared to 17.49% and 19.37%, respectively, for the six months ended June 30, 2019.

"Heartland had a very successful second quarter, which was driven by a solid net interest margin and strong efficiency ratio. In addition, we funded $1.2 billion of Paycheck Protection Program loans, announced the purchase of four banking centers in Phoenix and Scottsdale, Arizona and issued $115 million of preferred stock during the quarter," said Bruce K. Lee, Heartland's president and chief executive officer.

Responses to COVID-19

In the first quarter of 2020, Heartland implemented and continues to operate under its pandemic management plan to assure workplace and employee safety and business resiliency while providing relief and support to customers and communities facing challenges from the impacts of COVID-19, which included the following measures:
•employees who can work from home continue to do so, while those who come into bank locations are on rotating teams to limit potential exposure;
•all in-person events and large meetings are canceled and have transitioned to virtual meetings;
•expanded time off program and enhanced health care coverage for COVID-19 related testing and treatments, and
•implemented and extended a 20% wage premium for certain customer-facing and call center employees.

"The health and safety of our employees continues to be our top priority. We are monitoring our markets closely and updating our responses accordingly," Lee said.

The continued economic disruption resulting from the COVID-19 pandemic will make it difficult for some customers to repay the principal and interest on their loans, and Heartland's subsidiary banks have been working with customers to modify the terms of certain existing loans.

The following table shows the total loan exposure as of June 30, 2020, and March 31, 2020, to customer segment profiles that Heartland believes will be more heavily impacted by COVID-19, dollars in thousands:

	As of June 30, 2020		As of March 31, 2020
Industry	Total Exposure(1)	% of Gross Exposure(1)	Total Exposure(1)	% of Gross Exposure(1)
Lodging	$490,475	4.38%	$498,596	4.47%
Multi-family properties	474,610	4.24	436,931	3.92
Retail trade	407,030	3.64	367,727	3.30
Retail properties	369,782	3.31	408,506	3.66
Restaurants and bars	255,701	2.29	247,239	2.22
Nursing homes/assisted living	130,103	1.16	126,267	1.13
Oil and gas	63,973	0.57	56,302	0.50
Childcare facilities	44,968	0.40	48,455	0.43
Gaming	34,618	0.31	34,790	0.31
Total	$2,271,260	20.30%	$2,224,813	19.94%

(1) Total loans outstanding, excluding PPP loans, and unfunded commitments

As of June 30, 2020, loan modifications have been made on approximately $1.10 billion of loans in Heartland's portfolio. Approximately 58% of these modifications are interest only for 90 days, and the remainder are primarily principal and interest deferments for 90 days. The original loan modifications will be expiring throughout the third quarter, and Heartland expects that the majority will be returning to full payment status. However, it is likely that some of the modifications will be extended for an additional 90 days in order to provide the necessary support for certain COVID-19 impacted customers.

Through June 30, 2020, Heartland's subsidiary banks funded approximately 4,800 PPP loans, totaling $1.20 billion. As of June 30, 2020, deferred fees totaling $35.3 million were recorded associated with the PPP loans, of which $3.7 million was recognized in income during the quarter.

The ultimate impact of the COVID-19 pandemic on Heartland's financial condition and results of operations will depend on risks and uncertainties, such as the severity and duration of the pandemic, related restrictions on business and consumer activity, and the availability of government programs to alleviate the economic stress of the pandemic. See Heartland's "Safe Harbor Statement" below.

2020 Developments

Adoption of ASU 2016-13, "Financial Instruments - Credit Losses (Topic 326)"
On January 1, 2020, Heartland adopted ASU 2016-13, "Financial Instruments - Credit Losses (Topic 326)," commonly referred to as "CECL." The impact of Heartland's adoption of CECL ("Day 1") resulted in the following:
•an increase of $12.1 million to the allowance for credit losses related to loans, which included a reclassification of $6.0 million of purchased credit impaired loan discount on previously acquired loans, and a cumulative-effect adjustment to retained earnings totaling $4.6 million, net of taxes of $1.5 million;
•an increase of $13.6 million to the allowance for unfunded commitments and a cumulative-effect adjustment to retained earnings totaling $10.2 million, net of taxes of $3.4 million, and
•established an allowance for credit losses for Heartland's held to maturity debt securities of $158,000 and a cumulative-effect adjustment to retained earnings totaling $118,000, net of taxes of $40,000.

Entered into a Definitive Merger Agreement with AIM Bancshares, Inc.
On February 11, 2020, Heartland entered into a definitive merger agreement to acquire AIM Bancshares, Inc. and its wholly-owned subsidiary, AimBank, headquartered in Levelland, Texas. In the transaction, all issued and outstanding shares of AIM Bancshares stock will be exchanged for shares of Heartland common stock and cash. Shareholders of AIM Bancshares will receive 207.0 shares of Heartland common stock and $685.00 of cash for each share of AIM Bancshares. The transaction value will change due to fluctuations in the price of Heartland common stock and is subject to certain potential adjustments as set forth in the merger agreement. Simultaneous with the closing of the transaction, AimBank will merge with and into Heartland's Lubbock, Texas-based subsidiary, First Bank and Trust. Heartland and AIM Bancshares are currently reviewing the corporate structure and terms of the transaction. As of June 30, 2020, AimBank had total assets of approximately $1.95 billion, which included $1.19 billion of gross loans outstanding, and approximately $1.69 billion of deposits.

Entered into a Purchase and Assumption Agreement with Johnson Financial Group, Inc.
On June 9, 2020, Arizona Bank & Trust (“AB&T”), a wholly-owned subsidiary of Heartland headquartered in Phoenix, Arizona, entered into a purchase and assumption agreement, pursuant to which AB&T will acquire certain assets and will assume substantially all of the deposits and certain other liabilities of Johnson Bank’s Arizona operations, which includes four banking centers. Johnson Bank is a wholly-owned subsidiary of Johnson Financial Group, Inc. headquartered in Racine, Wisconsin. Johnson Insurance Services is not a part of this transaction.

Under the terms of the purchase and assumption agreement, AB&T will acquire Johnson Bank's Arizona banking centers, which had deposits of approximately $415.3 million and loans of approximately $168.1 million as of June 30. The actual amount of deposits assumed and loans acquired will be determined at closing, which is expected to be in the fourth quarter of 2020.

"We are excited to expand Arizona Bank & Trust's presence in the Phoenix and Scottsdale areas," commented Lynn B. Fuller, Heartland's executive operating chairman.

Issued $115.0 Million of Preferred Equity
On June 26, 2020, Heartland issued and sold 4.6 million depositary shares, each representing a 1/400th interest in a share of 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E. The depositary shares are listed on The Nasdaq Global Select Market under the symbol "HTLFP." The net proceeds of $110.7 million are expected to be used for general corporate purposes, which may include organic and acquired growth, financing investments, capital expenditures, investments in wholly-owned subsidiaries as regulatory capital and repayment of debt.

Net Interest Income Increases and Net Interest Margin Decreases from Second Quarter of 2019

Net interest margin, expressed as a percentage of average earning assets, was 3.81% (3.85% on a fully tax-equivalent basis, non-GAAP) during the second quarter of 2020, compared to 3.81% (3.84% on a fully tax-equivalent basis, non-GAAP) during the first quarter of 2020 and 4.06% (4.10% on a fully tax-equivalent basis, non-GAAP) during the second quarter of 2019.

Total interest income for the second quarter of 2020 was $133.8 million compared to $127.0 million recorded in the second quarter of 2019, an increase of $6.8 million or 5%. The tax-equivalent adjustment for income taxes saved on the interest earned on nontaxable securities and loans was $1.4 million for the second quarter of 2020 and $1.3 million for the second quarter of 2019. With these adjustments, total interest income on a tax-equivalent basis was $135.2 million for the second quarter of 2020, an increase of $6.9 million or 5%, compared to total interest income on a tax-equivalent basis of $128.3 million for the second quarter of 2019.

Average earning assets of $13.10 billion increased $2.55 billion or 24% from the second quarter of 2019, which was primarily attributable to recent acquisitions and loan growth, including PPP loans. The average rate on earning assets decreased 73 basis points to 4.15% for the second quarter of 2020 compared to 4.88% for the same quarter in 2019, which was primarily due to recent decreases in market interest rates and the lower yield on PPP loans, which was 2.64% for the second quarter of 2020.

Total interest expense for the second quarter of 2020 was $9.6 million, a decrease of $10.7 million or 53% from $20.3 million in the second quarter of 2019. The average interest rate paid on Heartland's interest bearing liabilities decreased to 0.47% for the second quarter of 2020 compared to 1.18% for the second quarter of 2019, which was primarily due to recent decreases in market interest rates.

Average interest bearing deposits increased $1.28 billion or 20% to $7.79 billion for the quarter ended June 30, 2020, from $6.50 billion in the same quarter in 2019, which was primarily attributable to recent acquisitions and deposit growth. The average interest rate paid on Heartland's interest bearing deposits decreased 67 basis points to 0.32% for the second quarter of 2020 compared to 0.99% for the same quarter in 2019.

Average borrowings decreased $389,000 or less than 1% to $368.9 million during the first quarter of 2020 from $369.3 million during the same quarter in 2019. The average interest rate paid on Heartland's borrowings was 3.80% for the second quarter of 2020 compared to 4.52% in the second quarter of 2019.

Net interest income was $124.1 million during the second quarter of 2020 compared to $106.7 million during the second quarter of 2019, an increase of $17.4 million or 16%. After the tax-equivalent adjustment discussed above, net interest income on a tax-equivalent basis totaled $125.6 million during the second quarter of 2020 compared to net interest income on a tax-equivalent basis of $108.0 million during the second quarter of 2019, an increase of $17.6 million or 16%.

Noninterest Income Decreases and Noninterest Expense Increases from Second Quarter of 2019

Total noninterest income was $30.6 million during the second quarter of 2020 compared to $32.1 million during the second quarter of 2019, a decrease of $1.4 million or 4%. Significant changes by noninterest income category were:
•Service charges and fees decreased $3.7 million or 25% to $11.0 million for the second quarter of 2020 compared to $14.6 million for the second quarter of 2019. Overdraft fees and ATM fees for the second quarter of 2020 totaled $3.4 million compared to $7.1 million for the same quarter of 2019. The decrease was primarily attributable to decreased volume due to the COVID-19 pandemic and the impact of the Durbin Amendment, which was effective for Heartland on July 1, 2019.
•Loan servicing income totaled $379,000 for the second quarter of 2020 compared to $1.3 million for the second quarter of 2019, which was a decrease of $959,000 or 72%. The decrease was attributable to the sale of the mortgage servicing rights of Dubuque Bank and Trust Company in the second quarter of 2019.
•Net gains on sale of loans held for sale totaled $7.9 million during the second quarter of 2020 compared to $4.3 million during the same quarter in 2019, which was an increase of $3.5 million or 81%, primarily due to an increase in residential mortgage loan activity in response to the recent declines in mortgage interest rates.

For the second quarter of 2020, total noninterest expense was $90.4 million compared to $75.1 million during the second quarter of 2019, an increase of $15.3 million or 20%. Significant changes by noninterest expense category were:
•Net loss on sales/valuations of assets increased $19.0 million as losses totaled $701,000 in the second quarter of 2020 compared to gains of $18.3 million in the second quarter of 2019. The gains recorded in 2019 were related to branch sales and the sale of the mortgage servicing rights of Dubuque Bank and Trust Company.

Heartland's effective tax rate was 19.75% for the second quarter of 2020 compared to 23.12% for the second quarter of 2019. The following items impacted Heartland's second quarter 2020 and 2019 tax calculations:
•Solar energy tax credits of $798,000 and $911,000 for the second quarter of 2020 and 2019, respectively.
•Federal low-income housing tax credits of $195,000 and $281,000 for the second quarter of 2020 and 2019, respectively.
•New markets tax credits of $75,000 during the second quarter of 2020 compared to $0 in the second quarter of 2019.
•Tax-exempt interest income as a percentage of pre-tax income increased to 14.19% during the second quarter of 2020 compared to 8.09% for the second quarter of 2019.
•Tax expense of $66,000 in the second quarter of 2020 compared to $64,000 in the second quarter of 2019 resulting from the vesting of restricted stock unit awards.

Total Assets Increase, Total Loans Increase and Deposits Increase Since December 31, 2019

Total assets were $15.0 billion at June 30, 2020, an increase of $1.82 billion or 14% from $13.21 billion at year-end 2019. Securities represented 28% and 26% of total assets at June 30, 2020, and December 31, 2019, respectively.

Total loans held to maturity were $9.25 billion at June 30, 2020, and $8.37 billion at December 31, 2019, which was an increase of $878.9 million or 11%. Loan changes by category were:

•Commercial and business lending, which includes commercial and industrial, Paycheck Protection Program ("PPP"), and owner occupied commercial real estate loans, increased $918.6 million or 23% to $4.92 billion at June 30, 2020, compared to $4.00 billion at December 31, 2019. Excluding $1.12 billion of PPP loans, commercial and business lending decreased $205.8 million or 5% since year-end 2019.
•Commercial real estate lending, which includes non-owner occupied commercial real estate and construction loans, increased $136.5 million or 5% to $2.66 billion at June 30, 2020 from $2.52 billion at year-end 2019.
•Agricultural and agricultural real estate loans totaled $520.8 million at June 30, 2020, compared to $565.8 million at December 31, 2019, which was a decrease of $45.1 million or 8%.
•Residential mortgage loans decreased $96.5 million or 12% to $735.8 million at June 30, 2020, from $832.3 million at December 31, 2019.
•Consumer loans decreased $34.6 million or 8% to $408.7 million at June 30, 2020, compared to $443.3 million at December 31, 2019.

Total deposits were $12.71 billion as of June 30, 2020, compared to $11.04 billion at year-end 2019, an increase of $1.66 billion or 15%. Deposit changes by category were:
•Demand deposits increased $1.29 billion or 36% to $4.83 billion at June 30, 2020, compared to $3.54 billion at December 31, 2019.
•Savings deposits increased $502.9 million or 8% to $6.81 billion at June 30, 2020, from $6.31 billion at December 31, 2019.
•Time deposits decreased $125.8 million or 11% to $1.07 billion at June 30, 2020 from $1.19 billion at December 31, 2019.

Growth in non-time deposits was positively impacted by federal government stimulus payments and other COVID-19 relief programs.

Provision and Allowance for Credit Losses for Loans Increase Since December 31, 2019

Heartland's allowance for credit losses for loans totaled $119.9 million and $70.4 million at June 30, 2020, and December 31, 2019, respectively. The allowance for credit losses for loans totaled $82.5 million after the adoption of CECL on January 1, 2020, which was an increase of $12.1 million since year-end 2019. Provision expense for the second quarter of 2020 totaled $25.0 million compared to $19.9 million for the first quarter of 2020 and $4.9 million in the second quarter of 2019. Heartland recorded $11.6 million of provision expense for one fracking sand company relationship that was individually assessed for allowance for credit losses in the second quarter.

The allowance for credit losses for loans at June 30, 2020, was 1.30% of loans compared to 0.84% of loans at December 31, 2019. Net charge offs for the second quarter of 2020 totaled $2.4 million compared to $3.7 million for the second quarter of 2019, which was a decrease of $1.3 million or 35%. Heartland expects that net charge offs will increase in the second half of 2020 as customers’ ability to repay loans is adversely impacted by economic disruptions caused by the COVID-19 pandemic.

Heartland's allowance for unfunded commitments totaled $13.9 million after the adoption of CECL on January 1, 2020. Heartland recorded $1.9 million of provision for credit losses related to unfunded loan commitments in the second quarter of 2020. At June 30, 2020, the allowance for unfunded commitments was $17.4 million, and unfunded loan commitments totaled $3.06 billion.

The total allowance for credit related lending losses was $137.3 million at June 30, 2020, which was 1.49% of loans as of June 30, 2020.

Nonperforming Assets Increase Since December 31, 2019

Nonperforming assets increased $11.0 million or 13% to $98.5 million or 0.66% of total assets at June 30, 2020, compared to $87.6 million or 0.66% of total assets at December 31, 2019. Nonperforming loans were $93.0 million or 1.01% of total loans at June 30, 2020, compared to $80.7 million or 0.96% of total loans at December 31, 2019. Included in new nonperforming loans at June 30, 2020 was one fracking sand company relationship with an unpaid principal balance of $14.6 million. At June 30, 2020, loans delinquent 30-89 days were 0.22% of total loans compared to 0.33% of total loans at December 31, 2019. Heartland expects that nonperforming assets and delinquent loans will increase through 2020 as customers’ ability to repay loans is adversely impacted by economic disruptions caused by the COVID-19 pandemic.

Non-GAAP Financial Measures

This press release contains references to financial measures which are not defined by generally accepted accounting principles ("GAAP"). Management believes the non-GAAP measures are helpful for investors to analyze and evaluate Heartland's financial condition and operating results. However, these non-GAAP measures have inherent limitations and should not be considered a substitute for operating results determined in accordance with GAAP. Additionally, because non-GAAP measures are not standardized, it may not be possible to compare the non-GAAP measures in this press release with other companies' non-GAAP measures. Reconciliations of each non-GAAP measure to the most directly comparable GAAP measure may be found in the financial tables in this press release.

Below are the non-GAAP measures included in this press release, management's reason for including each measure and the method of calculating each measure:

•Annualized return on average tangible common equity is net income available to common stockholders plus core deposit and customer relationship intangibles amortization, net of tax, divided by average common equity less goodwill and core deposit and customer relationship intangibles, net. This measure is included as it is considered to be a critical metric to analyze and evaluate use of equity, financial condition and capital strength.
•Annualized net interest margin, fully tax-equivalent, adjusts net interest income for the tax-favored status of certain loans and securities. Management believes this measure enhances the comparability of net interest income arising from taxable and tax-exempt sources.
•Efficiency ratio, fully tax equivalent, expresses noninterest expenses as a percentage of fully tax-equivalent net interest income and noninterest income. This efficiency ratio is presented on a tax-equivalent basis which adjusts net interest income and noninterest expenses for the tax favored status of certain loans, securities, and tax credit projects. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the financial results as it enhances the comparability of income and expenses arising from taxable and nontaxable sources and excludes specific items as noted in reconciliation contained in this press release.
•Tangible book value per common share is total common equity less goodwill and core deposit and customer relationship intangibles, net, divided by common shares outstanding, net of treasury. This measure is included as it is considered to be a critical metric to analyze and evaluate use of equity, financial condition and capital strength.
•Tangible common equity ratio is total common equity less goodwill and core deposit and customer relationship intangibles, net, divided by total assets less goodwill and core deposit and customer relationship intangibles, net. This measure is included as it is considered to be a critical metric to analyze and evaluate financial condition and capital strength.
•Annualized return on average tangible common equity is net income excluding intangible amortization calculated as (1) net income excluding tax-effected core deposit and customer relationship intangibles amortization, divided by (2) average common equity less goodwill and core deposit and customer relationship intangibles, net. This measure is included as it is considered to be a critical metric to analyze and evaluate use of equity, financial condition and capital strength.
•Adjusted net income, adjusted return on average tangible common equity and adjusted diluted earnings per share exclude tax-effected provision for credit losses and acquisition, integration and restructuring costs. Management believes the presentation of these non-GAAP measures are useful to compare net income, return on average tangible common equity and earnings per share results excluding the variability of credit loss provisions and acquisition, integration and restructuring costs.
Conference Call Details
Heartland will host a conference call for investors at 5:00 p.m. EDT today. To participate, dial 866-928-9948 at least five minutes before the start time. To listen to the live webcast, log on to www.htlf.com at least 15 minutes before start time. A replay will be available until July 26, 2021, by logging on to www.htlf.com.

About Heartland Financial USA, Inc.
Heartland Financial USA, Inc. is a diversified financial services company with assets of $15.03 billion. The company provides banking, mortgage, private client, investment, insurance and consumer finance services to individuals and businesses. Heartland currently has 114 banking locations serving 83 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas, Missouri, Texas and California. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

Safe Harbor Statement
This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed below and in the risk factors in Heartland's reports filed with the Securities and Exchange Commission, contained, among others: the impact of the COVID-19 pandemic on Heartland and U.S. and global financial markets; containment measures enacted by the U.S. federal and state governments and by private businesses in response to the COVID-19 pandemic; the deterioration of the U.S. economy in general and in the local economies in which Heartland conducts its operations; increasing credit losses due to deterioration in the financial condition of its borrowers, based on declining oil prices and asset and collateral values, which may continue to increase Heartland’s provision for credit losses and net charge-offs; civil unrest in the communities that Heartland serves; levels of unemployment in the subsidiary banks’ lending areas; real estate market values in the subsidiary banks’ lending areas; future natural disasters and increases to flood insurance premiums; the effects of past and any future terrorist threats and attacks, acts of war or threats thereof; the level of prepayments on loans and mortgage-backed securities; legislative/regulatory changes affecting banking, taxes, securities, insurance and monetary and financial matters; monetary and fiscal policies of the U.S. Government including policies of the United States Department of the Treasury and the Federal Reserve; the quality or composition of Heartland’s loan or investment portfolios; demand for loan products and financial services, deposit flows and competition in Heartland’s market areas; changes in accounting principles and guidelines; the timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet; Heartland’s ability to implement technological changes as anticipated and to develop and maintain secure and reliable electronic delivery systems; Heartland’s ability to retain key executives and employees and the ability of Heartland and its subsidiaries to successfully consummate acquisitions and integrate acquired operations.

The COVID-19 pandemic is adversely affecting Heartland and its customers, counterparties, employees and third-party service providers. The pandemic’s severity, its duration and the extent of its impact on Heartland’s business, financial condition, results of operations, liquidity and prospects remain uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect Heartland’s net income and the value of its assets and liabilities, reduce the availability of funding to Heartland, lead to a tightening of credit and increase stock price volatility. Some economists and investment banks also predict that a recession or depression may result from the continued spread of COVID-19 and the economic consequences.

All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

-FINANCIAL TABLES FOLLOW-
###

HEARTLAND FINANCIAL USA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Interest Income
Interest and fees on loans	$107,005	$106,027	$213,419	$206,483
Interest on securities:
Taxable	23,362	16,123	45,093	31,999
Nontaxable	3,344	2,554	5,527	5,647
Interest on federal funds sold	—	—	—	4
Interest on deposits with other banks and short-term investments	54	2,299	775	3,591
Total Interest Income	133,765	127,003	264,814	247,724
Interest Expense
Interest on deposits	6,134	16,138	20,716	29,351
Interest on short-term borrowings	61	338	357	1,227
Interest on other borrowings	3,424	3,819	7,084	7,483
Total Interest Expense	9,619	20,295	28,157	38,061
Net Interest Income	124,146	106,708	236,657	209,663
Provision for credit losses	26,796	4,918	48,316	6,553
Net Interest Income After Provision for Credit Losses	97,350	101,790	188,341	203,110
Noninterest Income
Service charges and fees	10,972	14,629	22,993	27,423
Loan servicing income	379	1,338	1,342	3,067
Trust fees	4,977	4,825	9,999	9,299
Brokerage and insurance commissions	595	1,028	1,328	1,762
Securities gains, net	2,006	3,580	3,664	5,155
Unrealized gain/ (loss) on equity securities, net	680	112	449	370
Net gains on sale of loans held for sale	7,857	4,343	12,517	7,519
Valuation adjustment on servicing rights	9	(364)	(1,556)	(953)
Income on bank owned life insurance	1,167	888	1,665	1,787
Other noninterest income	1,995	1,682	4,053	3,349
Total Noninterest Income	30,637	32,061	56,454	58,778
Noninterest Expense
Salaries and employee benefits	50,118	49,895	100,075	100,180
Occupancy	6,502	6,426	12,973	13,033
Furniture and equipment	2,993	3,136	6,101	5,828
Professional fees	13,676	14,344	26,149	25,366
Advertising	995	2,609	3,200	4,929
Core deposit and customer relationship intangibles amortization	2,696	3,313	5,677	6,155
Other real estate and loan collection expenses, net	203	162	537	863
(Gain)/loss on sales/valuations of assets, net	701	(18,286)	717	(21,290)
Acquisition, integration and restructuring costs	673	929	2,049	4,543
Partnership investment in tax credit projects	791	1,465	975	1,940
Other noninterest expenses	11,091	11,105	22,845	21,781
Total Noninterest Expense	90,439	75,098	181,298	163,328
Income Before Income Taxes	37,548	58,753	63,497	98,560
Income taxes	7,417	13,584	13,326	21,894
Net Income	$30,131	$45,169	$50,171	$76,666
Earnings per common share-diluted	$0.82	$1.26	$1.36	$2.17
Weighted average shares outstanding-diluted	36,915,630	35,879,259	36,919,555	35,295,407

HEARTLAND FINANCIAL USA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
	For the Quarter Ended
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
Interest Income
Interest and fees on loans	$107,005	$106,414	$107,566	$110,566	$106,027
Interest on securities:
Taxable	23,362	21,731	22,581	18,567	16,123
Nontaxable	3,344	2,183	2,102	2,119	2,554
Interest on federal funds sold	—	—	—	—	—
Interest on deposits with other banks and short-term investments	54	721	953	2,151	2,299
Total Interest Income	133,765	131,049	133,202	133,403	127,003
Interest Expense
Interest on deposits	6,134	14,582	16,401	17,982	16,138
Interest on short-term borrowings	61	296	271	250	338
Interest on other borrowings	3,424	3,660	3,785	3,850	3,819
Total Interest Expense	9,619	18,538	20,457	22,082	20,295
Net Interest Income	124,146	112,511	112,745	111,321	106,708
Provision for credit losses	26,796	21,520	4,903	5,201	4,918
Net Interest Income After Provision for Credit Losses	97,350	90,991	107,842	106,120	101,790
Noninterest Income
Service charges and fees	10,972	12,021	12,368	12,366	14,629
Loan servicing income	379	963	955	821	1,338
Trust fees	4,977	5,022	5,141	4,959	4,825
Brokerage and insurance commissions	595	733	1,062	962	1,028
Securities gains, net	2,006	1,658	491	2,013	3,580
Unrealized gain/ (loss) on equity securities, net	680	(231)	11	144	112
Net gains on sale of loans held for sale	7,857	4,660	3,363	4,673	4,343
Valuation adjustment on servicing rights	9	(1,565)	668	(626)	(364)
Income on bank owned life insurance	1,167	498	1,117	881	888
Other noninterest income	1,995	2,058	2,854	3,207	1,682
Total Noninterest Income	30,637	25,817	28,030	29,400	32,061
Noninterest Expense
Salaries and employee benefits	50,118	49,957	50,234	49,927	49,895
Occupancy	6,502	6,471	5,802	6,594	6,426
Furniture and equipment	2,993	3,108	3,323	2,862	3,136
Professional fees	13,676	12,473	11,082	11,276	14,344
Advertising	995	2,205	2,274	2,622	2,609
Core deposit and customer relationship intangibles amortization	2,696	2,981	2,918	2,899	3,313
Other real estate and loan collection expenses, net	203	334	261	(89)	162
(Gain)/loss on sales/valuations of assets, net	701	16	1,512	356	(18,286)
Acquisition, integration and restructuring costs	673	1,376	537	1,500	929
Partnership investment in tax credit projects	791	184	3,038	3,052	1,465
Other noninterest expenses	11,091	11,754	11,885	11,968	11,105
Total Noninterest Expense	90,439	90,859	92,866	92,967	75,098
Income Before Income Taxes	37,548	25,949	43,006	42,553	58,753
Income taxes	7,417	5,909	5,155	7,941	13,584
Net Income	$30,131	$20,040	$37,851	$34,612	$45,169
Earnings per common share-diluted	$0.82	$0.54	$1.03	$0.94	$1.26
Weighted average shares outstanding-diluted	36,915,630	36,895,591	36,840,519	36,835,191	35,879,259

HEARTLAND FINANCIAL USA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
	As of
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
Assets
Cash and due from banks	$211,429	$175,587	$206,607	$243,395	$198,664
Interest bearing deposits with other banks and short-term investments	242,149	64,156	172,127	204,372	443,475
Cash and cash equivalents	453,578	239,743	378,734	447,767	642,139
Time deposits in other financial institutions	3,128	3,568	3,564	3,711	4,430
Securities:
Carried at fair value	4,126,351	3,488,621	3,312,796	3,020,568	2,561,887
Held to maturity, at cost, less allowance for credit losses	90,579	91,875	91,324	87,965	88,166
Other investments, at cost	35,902	35,370	31,321	29,042	31,366
Loans held for sale	54,382	22,957	26,748	35,427	34,575
Loans:
Held to maturity	9,246,830	8,374,236	8,367,917	7,971,608	7,853,051
Allowance for credit losses	(119,937)	(97,350)	(70,395)	(66,222)	(63,850)
Loans, net	9,126,893	8,276,886	8,297,522	7,905,386	7,789,201
Premises, furniture and equipment, net	198,481	200,960	200,525	199,235	198,329
Goodwill	446,345	446,345	446,345	427,097	427,097
Core deposit and customer relationship intangibles, net	43,011	45,707	48,688	49,819	52,718
Servicing rights, net	5,469	5,220	6,736	6,271	7,180
Cash surrender value on life insurance	172,813	172,140	171,625	171,471	170,421
Other real estate, net	5,539	6,074	6,914	6,425	6,646
Other assets	263,682	259,043	186,755	179,078	146,135
Total Assets	$15,026,153	$13,294,509	$13,209,597	$12,569,262	$12,160,290
Liabilities and Equity
Liabilities
Deposits:
Demand	$4,831,151	$3,696,974	$3,543,863	$3,581,127	$3,426,758
Savings	6,810,296	6,366,610	6,307,425	5,770,754	5,533,503
Time	1,067,252	1,110,441	1,193,043	1,117,975	1,148,296
Total deposits	12,708,699	11,174,025	11,044,331	10,469,856	10,108,557
Short-term borrowings	88,631	121,442	182,626	107,853	107,260
Other borrowings	306,459	276,150	275,773	278,417	282,863
Accrued expenses and other liabilities	174,987	169,178	128,730	149,293	139,823
Total Liabilities	13,278,776	11,740,795	11,631,460	11,005,419	10,638,503
Stockholders' Equity
Preferred equity	110,705	—	—	—	—
Common stock	36,845	36,807	36,704	36,696	36,690
Capital surplus	844,202	842,780	839,857	838,543	837,150
Retained earnings	723,067	700,298	702,502	670,816	642,808
Accumulated other comprehensive income/(loss)	32,558	(26,171)	(926)	17,788	5,139
Total Equity	1,747,377	1,553,714	1,578,137	1,563,843	1,521,787
Total Liabilities and Equity	$15,026,153	$13,294,509	$13,209,597	$12,569,262	$12,160,290

HEARTLAND FINANCIAL USA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND FULL TIME EQUIVALENT EMPLOYEE DATA
	For the Quarter Ended
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
Average Balances
Assets	$14,391,856	$13,148,173	$12,798,770	$12,293,332	$11,708,538
Loans, net of unearned	9,186,913	8,364,220	8,090,476	7,883,678	7,648,562
Deposits	12,288,378	10,971,193	10,704,643	10,253,643	9,790,756
Earning assets	13,103,159	11,891,455	11,580,295	11,102,581	10,552,166
Interest bearing liabilities	8,155,753	7,841,941	7,513,701	7,174,944	6,872,449
Common equity	1,574,902	1,619,682	1,570,258	1,541,369	1,442,388
Total stockholders' equity	1,580,997	1,619,682	1,570,258	1,541,369	1,442,388
Tangible common equity (non-GAAP)(1)	1,083,834	1,125,705	1,087,495	1,062,568	981,878

Key Performance Ratios
Annualized return on average assets	0.84%	0.61%	1.17%	1.12%	1.55%
Annualized return on average common equity (GAAP)	7.69	4.98	9.56	8.91	12.56
Annualized return on average tangible common equity (non-GAAP)(1)	11.97	8.00	14.65	13.78	19.52
Annualized adjusted return on average tangible common equity (non-GAAP)(1)	20.02	14.46	16.22	15.76	21.41
Annualized ratio of net charge-offs to average loans	0.11	0.24	0.04	0.14	0.19
Annualized net interest margin (GAAP)	3.81	3.81	3.86	3.98	4.06
Annualized net interest margin, fully tax-equivalent (non-GAAP)(1)	3.85	3.84	3.90	4.02	4.10
Efficiency ratio, fully tax-equivalent (non-GAAP)(1)	55.75	61.82	60.31	60.85	64.13
(1) Refer to "Non-GAAP Measures" in this earnings release for additional information on the usage and presentation of these non-GAAP measures, and refer to these financial tables for the reconciliations to the most directly comparable GAAP measures.

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Average Balances
Assets	$14,391,856	$11,708,538	$13,770,015	$11,489,095
Loans, net of unearned	9,186,913	7,648,562	8,775,566	7,531,360
Deposits	12,288,378	9,790,756	11,629,785	9,574,680
Earning assets	13,103,159	10,552,166	12,497,307	10,342,229
Interest bearing liabilities	8,155,753	6,872,449	7,998,847	6,747,990
Common equity	1,574,902	1,442,388	1,597,292	1,389,612
Total stockholders' equity	1,580,997	1,442,388	1,600,340	1,389,612
Tangible common stockholders' equity	1,083,834	981,878	1,104,770	940,217

Key Performance Ratios
Annualized return on average assets	0.84%	1.55%	0.73%	1.35%
Annualized return on average common equity (GAAP)	7.69	12.56	6.32	11.13
Annualized return on average tangible common equity (non-GAAP)(1)	11.97	19.52	9.95	17.49
Annualized adjusted return on average tangible common equity (non-GAAP)(1)	20.02	21.41	17.19	19.37
Annualized ratio of net charge-offs to average loans	0.11	0.19	0.17	0.12
Annualized net interest margin (GAAP)	3.81	4.06	3.81	4.09
Annualized net interest margin, fully tax-equivalent (non-GAAP)(1)	3.85	4.10	3.85	4.14
Efficiency ratio, fully tax-equivalent (non-GAAP)(1)	55.75	64.13	58.64	64.52

(1) Refer to "Non-GAAP Measures" in this earnings release for additional information on the usage and presentation of these non-GAAP measures, and refer to these financial tables for the reconciliations to the most directly comparable GAAP measures.

HEARTLAND FINANCIAL USA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND FULL TIME EQUIVALENT EMPLOYEE DATA
	As of and for the Quarter Ended
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
Common Share Data
Book value per common share	$44.42	$42.21	$43.00	$42.62	$41.48
Tangible book value per common share (non-GAAP)(1)	$31.14	$28.84	$29.51	$29.62	$28.40
Common shares outstanding, net of treasury stock	36,844,744	36,807,217	36,704,278	36,696,190	36,690,061
Tangible common equity ratio (non-GAAP)(1)	7.89%	8.29%	8.52%	8.99%	8.92%

Other Selected Trend Information
Effective tax rate	19.75%	22.77%	11.99%	18.66%	23.12%
Full time equivalent employees	1,821	1,817	1,908	1,962	2,040

Loans Held to Maturity(2)
Commercial and industrial	$2,364,400	$2,550,490	$2,530,809	$2,388,861	$2,325,025
Paycheck Protection Program ("PPP")	1,124,430	—	—	—	—
Owner occupied commercial real estate	1,433,271	1,431,038	1,472,704	1,392,415	1,354,996
Commercial and business lending	4,922,101	3,981,528	4,003,513	3,781,276	3,680,021
Non-owner occupied commercial real estate	1,543,623	1,551,787	1,495,877	1,378,020	1,372,343
Real estate construction	1,115,843	1,069,700	1,027,081	980,298	943,109
Commercial real estate lending	2,659,466	2,621,487	2,522,958	2,358,318	2,315,452
Total commercial lending	7,581,567	6,603,015	6,526,471	6,139,594	5,995,473
Agricultural and agricultural real estate	520,773	550,107	565,837	571,596	559,054
Residential mortgage	735,762	792,540	832,277	823,056	849,576
Consumer	408,728	428,574	443,332	437,362	448,948
Total loans held to maturity	$9,246,830	$8,374,236	$8,367,917	$7,971,608	$7,853,051

Total unfunded loan commitments	$3,065,283	$2,782,679	$2,973,732	$2,659,729	$2,530,946

(1) Refer to "Non-GAAP Measures" in this earnings release for additional information on the usage and presentation of these non-GAAP measures, and refer to these financial tables for the reconciliations to the most directly comparable GAAP measures.
(2) In conjunction with the adoption of ASU 2016-13, Heartland reclassified loan balances to more closely align with FDIC codes. All prior period balances have been adjusted.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
	As of and for the Quarter Ended
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
Allowance for Credit Losses-Loans
Balance, beginning of period	$97,350	$70,395	$66,222	$63,850	$62,639
Impact of ASU 2016-13 adoption	—	12,071	—	—	—
Provision for credit losses	25,007	19,865	4,903	5,201	4,918
Charge-offs	(3,564)	(6,301)	(2,018)	(4,842)	(4,780)
Recoveries	1,144	1,320	1,288	2,013	1,073
Balance, end of period	$119,937	$97,350	$70,395	$66,222	$63,850

Allowance for Unfunded Commitments(1)
Balance, beginning of period	$15,468	$248	$—	$—	$—
Impact of ASU 2016-13 adoption	—	13,604	—	—	—
Provision for credit losses	1,924	1,616	—	—	—
Balance, end of period	$17,392	$15,468	$—	$—	$—

Allowance for lending related credit losses	$137,329	$112,818	$70,395	$66,222	$63,850

Provision for Credit Losses
Provision for credit losses-loans	$25,007	$19,865	$4,903	$5,201	$4,918
Provision for credit losses-unfunded commitments	1,924	1,616	—	—	—
Provision for credit losses-held to maturity securities(2)	(135)	39	—	—	—
Total provision for credit losses	$26,796	$21,520	$4,903	$5,201	$4,918

(1) Prior to the adoption of ASU 2016-13, the allowance for unfunded commitments was immaterial and therefore prior periods have not been shown in this table.
(2) Prior to ASU 2016-13, there was no requirement to record provision for credit losses for held to maturity securities.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
	As of and for the Quarter Ended
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
Asset Quality
Nonaccrual loans	$91,609	$79,280	$76,548	$72,208	$79,619
Loans past due ninety days or more	1,360	—	4,105	40	285
Other real estate owned	5,539	6,074	6,914	6,425	6,646
Other repossessed assets	29	17	11	13	39
Total nonperforming assets	$98,537	$85,371	$87,578	$78,686	$86,589

Performing troubled debt restructured loans	$2,636	$2,858	$3,794	$3,199	$3,539

Nonperforming Assets Activity
Balance, beginning of period	$85,371	$87,578	$78,686	$86,589	$84,399
Net loan charge offs	(2,420)	(4,981)	(730)	(2,829)	(3,707)
New nonperforming loans	26,857	15,796	13,751	6,818	13,688
Acquired nonperforming assets	—	—	3,262	—	230
Reduction of nonperforming loans(1)	(9,911)	(11,937)	(5,859)	(8,861)	(6,246)
Net OREO/repossessed assets sales proceeds and losses	(1,360)	(1,085)	(1,532)	(3,031)	(1,775)
Balance, end of period	$98,537	$85,371	$87,578	$78,686	$86,589

Asset Quality Ratios
Ratio of nonperforming loans to total loans	1.01%	0.95%	0.96%	0.91%	1.02%
Ratio of nonperforming loans and performing trouble debt restructured loans to total loans	1.03	0.98	1.01	0.95	1.06
Ratio of nonperforming assets to total assets	0.66	0.64	0.66	0.63	0.71
Annualized ratio of net loan charge-offs to average loans	0.11	0.24	0.04	0.14	0.19
Allowance for loan credit losses as a percent of loans	1.30	1.16	0.84	0.83	0.81
Allowance for lending related credit losses as a percent of loans(2)	1.49	1.35	0.84	0.83	0.81
Allowance for loan credit losses as a percent of nonperforming loans	129.01	122.79	87.28	91.66	79.91
Loans delinquent 30-89 days as a percent of total loans	0.22	0.38	0.33	0.28	0.31

(1) Includes principal reductions, transfers to performing status and transfers to OREO.

HEARTLAND FINANCIAL USA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
DOLLARS IN THOUSANDS
	For the Quarter Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
Earning Assets
Securities:
Taxable	$3,375,245	$23,362	2.78%	$3,132,103	$21,731	2.79%	$2,217,863	$16,123	2.92%
Nontaxable(1)	433,329	4,233	3.93	288,535	2,763	3.85	324,164	3,233	4.00
Total securities	3,808,574	27,595	2.91	3,420,638	24,494	2.88	2,542,027	19,356	3.05
Interest on deposits with other banks and short-term investments	210,347	54	0.10	181,320	721	1.60	424,262	2,299	2.17
Federal funds sold	—	—	—	—	—	—	—	—	—
Loans:(2)(3)
Commercial and industrial(1)	2,453,066	30,759	5.04	2,607,513	32,454	5.01	2,436,443	31,991	5.27
PPP loans	916,405	6,017	2.64	—	—	—	—	—	—
Owner occupied commercial real estate	1,426,019	17,670	4.98	1,433,160	18,581	5.21	1,312,149	18,659	5.70
Non-owner occupied commercial real estate	1,540,958	19,055	4.97	1,472,268	19,530	5.34	1,134,298	17,683	6.25
Real estate construction	1,100,514	12,589	4.60	1,045,836	12,845	4.94	900,733	13,195	5.88
Agricultural and agricultural real estate	532,668	6,171	4.66	552,968	7,039	5.12	566,315	7,465	5.29
Residential mortgage	795,149	9,586	4.85	819,730	10,421	5.11	872,633	11,129	5.12
Consumer	422,134	5,685	5.42	432,745	6,095	5.66	425,991	6,494	6.11
Less: allowance for loan losses	(102,675)	—	—	(74,723)	—	—	(62,685)	—	—
Net loans	9,084,238	107,532	4.76	8,289,497	106,965	5.19	7,585,877	106,616	5.64
Total earning assets	13,103,159	135,181	4.15%	11,891,455	132,180	4.47%	10,552,166	128,271	4.88%
Nonearning Assets	1,288,697			1,256,718			1,156,372
Total Assets	$14,391,856			$13,148,173			$11,708,538
Interest Bearing Liabilities
Savings	$6,690,504	$2,372	0.14%	$6,277,528	$10,082	0.65%	$5,360,355	$11,895	0.89%
Time deposits	1,096,386	3,762	1.38	1,146,619	4,500	1.58	1,142,842	4,243	1.49
Short-term borrowings	82,200	61	0.30	141,807	296	0.84	92,977	338	1.46
Other borrowings	286,663	3,424	4.80	275,987	3,660	5.33	276,275	3,819	5.54
Total interest bearing liabilities	8,155,753	9,619	0.47%	7,841,941	18,538	0.95%	6,872,449	20,295	1.18
Noninterest Bearing Liabilities
Noninterest bearing deposits	4,501,488			3,547,046			3,287,559
Accrued interest and other liabilities	153,618			139,504			106,142
Total noninterest bearing liabilities	4,655,106			3,686,550			3,393,701
Equity	1,580,997			1,619,682			1,442,388
Total Liabilities and Equity	$14,391,856			$13,148,173			$11,708,538
Net interest income, fully tax-equivalent (non-GAAP)(4)		$125,562			$113,642			$107,976
Net interest spread(1)			3.68%			3.52%			3.70%
Net interest income, fully tax-equivalent (non-GAAP)(4) to total earning assets			3.85%			3.84%			4.10%
Interest bearing liabilities to earning assets	62.24%			65.95%			65.13%

(1) Computed on a tax-equivalent basis using an effective tax rate of 21%.
(2) Nonaccrual loans and loans held for sale are included in the average loans outstanding.
(3) In conjunction with the adoption of ASU 2016-13, Heartland reclassified loan balances to more closely align with FDIC codes. All prior period balances have been adjusted.
(4) Refer to "Non-GAAP Measures" in this earnings release for additional information on the usage and presentation of these non-GAAP measures, and refer to these financial tables for the reconciliations to the most directly comparable GAAP measures.

HEARTLAND FINANCIAL USA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
DOLLARS IN THOUSANDS
	For the Six Months Ended
	June 30, 2020			June 30, 2019
	Average Balance	Interest	Rate	Average Balance	Interest	Rate
Earning Assets
Securities:
Taxable	$3,253,675	$45,093	2.79%	$2,193,576	$31,999	2.94%
Nontaxable(1)	360,932	6,996	3.90	357,757	7,148	4.03
Total securities	3,614,607	52,089	2.90	2,551,333	39,147	3.09
Interest bearing deposits with other banks and other short-term investments	195,833	775	0.80	321,922	3,591	2.25
Federal funds sold	—	—	—	278	4	2.90
Loans:(2)(3)
Commercial and industrial(1)	2,530,349	63,213	5.02	2,381,953	62,380	5.28
PPP loans	458,202	6,017	2.64	—	—	—
Owner occupied commercial real estate	1,429,560	36,251	5.10	1,285,930	36,190	5.68
Non-owner occupied commercial real estate	1,506,583	38,585	5.15	1,130,756	35,106	6.26
Real estate construction	1,073,175	25,434	4.77	866,548	25,066	5.83
Agricultural and agricultural real estate	542,818	13,210	4.89	567,330	14,668	5.21
Residential mortgage	807,440	20,007	4.98	878,691	21,415	4.91
Consumer	427,439	11,780	5.54	420,152	12,837	6.16
Less: allowance for loan losses	(88,699)	—	—	(62,664)	—	—
Net loans	8,686,867	214,497	4.97	7,468,696	207,662	5.61
Total earning assets	12,497,307	267,361	4.30%	10,342,229	250,404	4.88%
Nonearning Assets	1,272,708			1,146,866
Total Assets	$13,770,015			$11,489,095
Interest Bearing Liabilities
Savings	$6,484,016	$12,454	0.39%	$5,241,428	$21,978	0.85%
Time deposits	1,121,502	8,262	1.48	1,089,091	7,373	1.37
Short-term borrowings	112,004	357	0.64	143,901	1,227	1.72
Other borrowings	281,325	7,084	5.06	273,570	7,483	5.52
Total interest bearing liabilities	7,998,847	28,157	0.71%	6,747,990	38,061	1.14%
Noninterest Bearing Liabilities
Noninterest bearing deposits	4,024,267			3,244,161
Accrued interest and other liabilities	146,561			107,332
Total noninterest bearing liabilities	4,170,828			3,351,493
Stockholders' Equity	1,600,340			1,389,612
Total Liabilities and Stockholders' Equity	$13,770,015			$11,489,095
Net interest income, fully tax-equivalent (non-GAAP)(4)		$239,204			$212,343
Net interest spread(1)			3.59%			3.74%
Net interest income, fully tax-equivalent (non-GAAP)(4) to total earning assets			3.85%			4.14%
Interest bearing liabilities to earning assets	64.00%			65.25%

(1) Computed on a tax-equivalent basis using an effective tax rate of 21%.
(2) Nonaccrual loans and loans held for sale are included in the average loans outstanding.
(3) In conjunction with the adoption of ASU 2016-13, Heartland reclassified loan balances to more closely align with FDIC codes. All prior period balances have been adjusted.
(4) Refer to "Non-GAAP Measures" in this earnings release for additional information on the usage and presentation of these non-GAAP measures, and refer to these financial tables for the reconciliations to the most directly comparable GAAP measures.

HEARTLAND FINANCIAL USA, INC.
SELECTED FINANCIAL DATA - SUBSIDIARY BANKS (Unaudited)
DOLLARS IN THOUSANDS
	As of and For the Quarter Ended
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
Total Assets
Citywide Banks	$2,546,942	$2,271,889	$2,294,512	$2,335,811	$2,261,591
New Mexico Bank & Trust	1,899,194	1,670,097	1,763,037	1,607,498	1,534,236
Dubuque Bank and Trust Company	1,849,035	1,591,312	1,646,105	1,547,014	1,680,539
Illinois Bank & Trust	1,470,000	1,295,984	1,301,172	839,721	852,830
Bank of Blue Valley	1,380,159	1,222,358	1,307,688	1,346,342	1,319,226
First Bank & Trust	1,256,710	1,163,181	1,137,714	1,158,320	1,088,796
Wisconsin Bank & Trust	1,203,108	1,079,582	1,090,412	1,032,016	1,042,463
Premier Valley Bank	1,031,899	889,280	903,220	888,401	847,076
Arizona Bank & Trust	970,775	866,107	784,240	695,236	732,783
Minnesota Bank & Trust	951,236	778,724	718,724	718,035	631,339
Rocky Mountain Bank	590,764	576,245	532,191	528,094	503,126
Total Deposits
Citywide Banks	$2,147,642	$1,868,404	$1,829,217	$1,895,894	$1,833,259
New Mexico Bank & Trust	1,698,584	1,451,041	1,565,070	1,413,170	1,346,304
Dubuque Bank and Trust Company	1,496,559	1,363,164	1,290,756	1,275,131	1,157,881
Illinois Bank & Trust	1,318,866	1,139,945	1,167,905	768,267	769,577
Bank of Blue Valley	1,138,818	1,008,362	1,016,743	1,091,243	1,077,183
First Bank & Trust	959,886	900,399	893,419	903,410	844,793
Wisconsin Bank & Trust	1,050,766	920,168	941,109	880,217	892,020
Premier Valley Bank	869,165	706,479	707,814	719,141	689,384
Arizona Bank & Trust	865,430	754,464	693,975	578,694	646,728
Minnesota Bank & Trust	820,199	648,560	574,369	600,175	515,310
Rocky Mountain Bank	519,029	496,465	468,314	462,825	438,349

HEARTLAND FINANCIAL USA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND FULL TIME EQUIVALENT EMPLOYEE DATA
	For the Quarter Ended
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
Reconciliation of Annualized Return on Average Tangible Common Equity (non-GAAP)
Net income (GAAP)	$30,131	$20,040	$37,851	$34,612	$45,169
Plus core deposit and customer relationship intangibles amortization, net of tax(1)	2,130	2,355	2,305	2,291	2,617
Net income excluding intangible amortization (non-GAAP)	$32,261	$22,395	$40,156	$36,903	$47,786

Average common equity (GAAP)	$1,574,902	$1,619,682	$1,570,258	$1,541,369	$1,442,388
Less average goodwill	446,345	446,345	433,374	427,097	410,642
Less average core deposit and customer relationship intangibles, net	44,723	47,632	49,389	51,704	49,868
Average tangible common equity (non-GAAP)	$1,083,834	$1,125,705	$1,087,495	$1,062,568	$981,878
Annualized return on average common equity (GAAP)	7.69%	4.98%	9.56%	8.91%	12.56%
Annualized return on average tangible common equity (non-GAAP)	11.97%	8.00%	14.65%	13.78%	19.52%

Reconciliation of Annualized Net Interest Margin, Fully Tax-Equivalent (non-GAAP)
Net Interest Income (GAAP)	$124,146	$112,511	$112,745	$111,321	$106,708
Plus tax-equivalent adjustment(1)	1,416	1,131	1,109	1,140	1,268
Net interest income, fully tax-equivalent (non-GAAP)	$125,562	$113,642	$113,854	$112,461	$107,976

Average earning assets	$13,103,159	$11,891,455	$11,580,295	$11,102,581	$10,552,166

Annualized net interest margin (GAAP)	3.81%	3.81%	3.86%	3.98%	4.06%
Annualized net interest margin, fully tax-equivalent (non-GAAP)	3.85	3.84	3.90	4.02	4.10
Purchase accounting discount amortization on loans included in annualized net interest margin	0.16	0.09	0.17	0.23	0.18

Reconciliation of Tangible Book Value Per Common Share (non-GAAP)
Common equity (GAAP)	$1,636,672	$1,553,714	$1,578,137	$1,563,843	$1,521,787
Less goodwill	446,345	446,345	446,345	427,097	427,097
Less core deposit and customer relationship intangibles, net	43,011	45,707	48,688	49,819	52,718
Tangible common equity (non-GAAP)	$1,147,316	$1,061,662	$1,083,104	$1,086,927	$1,041,972

Common shares outstanding, net of treasury stock	36,844,744	36,807,217	36,704,278	36,696,190	36,690,061
Common equity (book value) per share (GAAP)	$44.42	$42.21	$43.00	$42.62	$41.48
Tangible book value per common share (non-GAAP)	$31.14	$28.84	$29.51	$29.62	$28.40

Reconciliation of Tangible Common Equity Ratio (non-GAAP)
Tangible common equity (non-GAAP)	$1,147,316	$1,061,662	$1,083,104	$1,086,927	$1,041,972

Total assets (GAAP)	$15,026,153	$13,294,509	$13,209,597	$12,569,262	$12,160,290
Less goodwill	446,345	446,345	446,345	427,097	427,097
Less core deposit and customer relationship intangibles, net	43,011	45,707	48,688	49,819	52,718
Total tangible assets (non-GAAP)	$14,536,797	$12,802,457	$12,714,564	$12,092,346	$11,680,475
Tangible common equity ratio (non-GAAP)	7.89%	8.29%	8.52%	8.99%	8.92%

(1) Computed on a tax-equivalent basis using an effective tax rate of 21%.

HEARTLAND FINANCIAL USA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
Reconciliation of Efficiency Ratio (non-GAAP)	For the Quarter Ended
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
Net interest income (GAAP)	$124,146	$112,511	$112,745	$111,321	$106,708
Tax-equivalent adjustment(1)	1,416	1,131	1,109	1,140	1,268
Fully tax-equivalent net interest income	125,562	113,642	113,854	112,461	107,976
Noninterest income	30,637	25,817	28,030	29,400	32,061
Securities gains, net	(2,006)	(1,658)	(491)	(2,013)	(3,580)
Unrealized (gain)/loss on equity securities, net	(680)	231	(11)	(144)	(112)
Gain on extinguishment of debt	—	—	—	(375)	—
Valuation adjustment on servicing rights	(9)	1,565	(668)	626	364
Adjusted revenue (non-GAAP)	$153,504	$139,597	$140,714	$139,955	$136,709

Total noninterest expenses (GAAP)	$90,439	$90,859	$92,866	$92,967	$75,098
Less:
Core deposit and customer relationship intangibles amortization	2,696	2,981	2,918	2,899	3,313
Partnership investment in tax credit projects	791	184	3,038	3,052	1,465
(Gain)/loss on sales/valuation of assets, net	701	16	1,512	356	(18,286)
Acquisition, integration and restructuring costs	673	1,376	537	1,500	929
Adjusted noninterest expenses (non-GAAP)	$85,578	$86,302	$84,861	$85,160	$87,677
Efficiency ratio, fully tax-equivalent (non-GAAP)	55.75%	61.82%	60.31%	60.85%	64.13%

Acquisition, integration and restructuring costs
Salaries and employee benefits	$122	$44	$—	$100	$100
Occupancy	—	—	11	—	10
Furniture and equipment	15	24	7	(4)	84
Professional fees	505	996	462	855	624
Advertising	4	89	31	115	52
(Gain)/loss on sales/valuations of assets, net	—	—	—	—	—
Other noninterest expenses	27	223	26	434	59
Total acquisition, integration and restructuring costs	$673	$1,376	$537	$1,500	$929
After tax impact on diluted earnings per share(1)	$0.01	$0.03	$0.01	$0.03	$0.02

Reconciliation of Adjusted Net Income and Adjusted Diluted EPS (non-GAAP)
Net income (GAAP)	$30,131	$20,040	$37,851	$34,612	$45,169
Provision for credit losses(1)	21,169	17,001	3,873	4,109	3,885
Acquisition, integration and restructuring costs(1)	532	1,087	424	1,185	734
Adjusted net income (non-GAAP)	$51,832	$38,128	$42,148	$39,906	$49,788
Diluted earnings per share (GAAP)	$0.82	$0.54	$1.03	$0.94	$1.26
Adjusted diluted earnings per share (non-GAAP)	$1.40	$1.03	$1.14	$1.08	$1.39

Reconciliation of Annualized Adjusted Return on Average Tangible Common Equity (non-GAAP)
Adjusted net income (non-GAAP)	$51,832	$38,128	$42,148	$39,906	$49,788
Plus core deposit and customer relationship intangibles amortization, net of tax(1)	2,130	2,355	2,305	2,291	2,617
Adjusted net income excluding intangible amortization (non-GAAP)	$53,962	$40,483	$44,453	$42,197	$52,405
Average tangible common equity (non-GAAP)	$1,083,834	$1,125,705	$1,087,495	$1,062,568	$981,878
Annualized adjusted return on average tangible common equity (non-GAAP)	20.02%	14.46%	16.22%	15.76%	21.41%

(1) Computed on a tax-equivalent basis using an effective tax rate of 21%.

HEARTLAND FINANCIAL USA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Reconciliation of Annualized Return on Average Tangible Common Equity (non-GAAP)
Net income (GAAP)	$30,131	$45,169	$50,171	$76,666
Plus core deposit and customer relationship intangibles amortization, net of tax(1)	2,130	2,617	4,485	4,862
Net income excluding intangible amortization (non-GAAP)	$32,261	$47,786	$54,656	$81,528

Average common equity (GAAP)	$1,574,902	$1,442,388	$1,597,292	$1,389,612
Less average goodwill	446,345	410,642	446,345	401,207
Less average core deposit and customer relationship intangibles, net	44,723	49,868	46,177	48,188
Average tangible common equity (non-GAAP)	$1,083,834	$981,878	$1,104,770	$940,217
Annualized return on average common equity (GAAP)	7.69%	12.56%	6.32%	11.13%
Annualized return on average tangible common equity (non-GAAP)	11.97%	19.52%	9.95%	17.49%

Reconciliation of Annualized Net Interest Margin, Fully Tax-Equivalent (non-GAAP)
Net Interest Income (GAAP)	$124,146	$106,708	$236,657	$209,663
Plus tax-equivalent adjustment(1)	1,416	1,268	2,547	2,680
Net interest income, fully tax-equivalent (non-GAAP)	$125,562	$107,976	$239,204	$212,343

Average earning assets	$13,103,159	$10,552,166	$12,497,307	$10,342,229

Annualized net interest margin (GAAP)	3.81%	4.06%	3.81%	4.09%
Annualized net interest margin, fully tax-equivalent (non-GAAP)	3.85	4.10	3.85	4.14
Purchase accounting discount amortization on loans included in annualized net interest margin	0.16	0.18	0.10	0.17

(1) Computed on a tax-equivalent basis using an effective tax rate of 21%.

HEARTLAND FINANCIAL USA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
Reconciliation of Efficiency Ratio (non-GAAP)	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Net interest income (GAAP)	$124,146	$106,708	$236,657	$209,663
Tax-equivalent adjustment(1)	1,416	1,268	2,547	2,680
Fully tax-equivalent net interest income	125,562	107,976	239,204	212,343
Noninterest income	30,637	32,061	56,454	58,778
Securities gains, net	(2,006)	(3,580)	(3,664)	(5,155)
Unrealized (gain)/loss on equity securities, net	(680)	(112)	(449)	(370)
Gain on extinguishment of debt	—	—	—	—
Valuation adjustment on servicing rights	(9)	364	1,556	953
Adjusted revenue (non-GAAP)	$153,504	$136,709	$293,101	$266,549

Total noninterest expenses (GAAP)	$90,439	$75,098	$181,298	$163,328
Less:
Core deposit and customer relationship intangibles amortization	2,696	3,313	5,677	6,155
Partnership investment in tax credit projects	791	1,465	975	1,940
(Gain)/loss on sales/valuation of assets, net	701	(18,286)	717	(21,290)
Acquisition, integration and restructuring costs	673	929	2,049	4,543
Adjusted noninterest expenses (non-GAAP)	$85,578	$87,677	$171,880	$171,980
Efficiency ratio, fully tax-equivalent (non-GAAP)	55.75%	64.13%	58.64%	64.52%

Acquisition, integration and restructuring costs
Salaries and employee benefits	$122	$100	$166	$716
Occupancy	—	10	—	1,204
Furniture and equipment	15	84	39	84
Professional fees	505	624	1,501	1,048
Advertising	4	52	93	57
(Gain)/loss on sales/valuations of assets, net	—	—	—	1,003
Other noninterest expenses	27	59	250	431
Total acquisition, integration and restructuring costs	$673	$929	$2,049	$4,543
After tax impact on diluted earnings per share(1)	$0.01	$0.02	$0.04	$0.10

Reconciliation of Adjusted Net Income and Adjusted Diluted EPS (non-GAAP)
Net income (GAAP)	$30,131	$45,169	$50,171	$76,666
Provision for credit losses(1)	21,169	3,885	38,170	5,177
Acquisition, integration and restructuring costs(1)	532	734	1,619	3,589
Adjusted net income (non-GAAP)	$51,832	$49,788	$89,960	$85,432
Diluted earnings per share (GAAP)	$0.82	$1.26	$1.36	$2.17
Adjusted diluted earnings per share (non-GAAP)	$1.40	$1.39	$2.44	$2.42

Reconciliation of Annualized Adjusted Return on Average Tangible Common Equity (non-GAAP)
Adjusted net income (non-GAAP)	$51,832	$49,788	$89,960	$85,432
Plus core deposit and customer relationship intangibles amortization, net of tax(1)	2,130	2,617	4,485	4,862
Adjusted net income excluding intangible amortization (non-GAAP)	$53,962	$52,405	$94,445	$90,294
Average tangible common equity (non-GAAP)	$1,083,834	$981,878	$1,104,770	$940,217
Annualized adjusted return on average tangible common equity (non-GAAP)	20.02%	21.41%	17.19%	19.37%

(1) Computed on a tax-equivalent basis using an effective tax rate of 21%.

HEARTLAND FINANCIAL USA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND FULL TIME EQUIVALENT EMPLOYEE DATA
	As of and For the Quarter Ended
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
PPP loan balances	$1,124,430	$—	$—	$—	$—
Average PPP loan balances	916,405

PPP fee income	$3,655	$—	$—	$—	$—
PPP interest income	2,362	—	—	—	—
Total PPP interest income	$6,017	$—	$—	$—	$—

Selected ratios excluding PPP loans and interest income
Annualized net interest margin (GAAP)	3.90%	—%	—%	—%	—%
Annualized net interest margin, fully tax-equivalent (non-GAAP)(1)	3.95	—	—	—	—
Ratio of nonperforming loans to total loans	1.14	—	—	—	—
Ratio of nonperforming loans and performing trouble debt restructured loans to total loans	1.18	—	—	—	—
Ratio of nonperforming assets to total assets	0.71	—	—	—	—
Annualized ratio of net loan charge-offs to average loans	0.12	—	—	—	—
Allowance for loan credit losses as a percent of loans	1.48	—	—	—	—
Allowance for lending related credit losses as a percent of loans	1.69	—	—	—	—
Loans delinquent 30-89 days as a percent of total loans	0.26	—	—	—	—

After tax impact of PPP interest income on diluted earnings per share(1)	$0.13	$—	$—	$—	$—

	As of and For the Six Months Ended
	June 30, 2020	June 30, 2019
PPP loan balances	$1,124,430	$—
PPP average loan balances	458,202	—

PPP fee income	$3,655	$—
PPP interest income	2,362	—
Total PPP interest income	$6,017	$—

Selected ratios excluding PPP loans and interest income
Annualized net interest margin (GAAP)	3.85%	—%
Annualized net interest margin, fully tax-equivalent (non-GAAP)(1)	3.90	—
Annualized ratio of net loan charge-offs to average loans	0.18	—

After tax impact of PPP interest income on diluted earnings per share(1)	$0.13	$—

(1) Computed on a tax-equivalent basis using an effective tax rate of 21%.